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                                     EXHIBIT (11)

                            OPINION AND CONSENT OF COUNSEL


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                                     May 29, 1997


The One Group-Registered Trademark-
3435 Stelzer Road
Columbus, Ohio  43219

Ladies and Gentlemen:

     You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of The One Group ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a registration statement on Form N-14 (the "Registration Statement") relating to a combination with Marquis Funds that will involve the issuance as consideration of certain units of beneficial interest in the Trust (the "Shares").

     We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the issuance and sale of the Shares have been duly authorized under Massachusetts law. Upon the issuance of the Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the filing of the Registration Statement. We consent to the filing of this opinion with and as part of your Registration Statement.


                                             Sincerely,

                                         /s/ Ropes & Gray
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                                             Ropes & Gray